Exhibit 10.1

CAPITAL GRANT

This GRANT DISBURSEMENT AGREEMENT (“Agreement”) includes all exhibits and attachments hereto and is made on the terms and by the parties listed below and relates to the Project described below:

NEW YORK STATE	633 Third Avenue
URBAN DEVELOPMENT	New York, New York 10017
CORPORATION d/b/a	Contact: Edwin Lee
EMPIRE STATE DEVELOPMENT	Phone: (212) 803-3618
CORPORATION (“ESDC”):	Fax: (212) 803-3925
E-mail: elee@empire.state.ny.us

THE GRANTEE (or “Grantee”):	Advanced Micro Devices, Inc.
5204 E. Ben White Blvd.
MS 612
Austin, Texas 78741
Contact: Daryl Ostrander, Senior Vice President, Logic Technology and Manufacturing, Product/Technology
Phone: (512) 602-4303
Fax: (512) 602-0460
E-mail: daryl.ostrander@amd.com
Federal Taxpayer ID#: 94-1692300

PROJECT NAME:	Advanced Micro Devices Capital

PROJECT LOCATION:	Luther Forest Technology Campus Towns of Malta and Stillwater

PROJECT NUMBERS:	U223

GRANT AMOUNT:	$650,000,000

FUNDING SOURCE:	Special Legislative Appropriation

ESDC APPROVAL DATE:	October 26, 2006

PACB APPROVAL DATE:	December 20, 2006

EXPIRATION DATE:	December 31, 2022

TERMS AND CONDITIONS

1. The Project

The Grantee shall, subject to the terms and conditions contained in this Agreement:

(a)	complete the Project as set forth in the ESDC General Project Plan attached hereto as Exhibit A.

(b)	comply with the design and construction requirements attached hereto as Exhibit B.

2. Employment Goals & Reporting

(a)	The Grantee currently employs no employees at the Project Location and agrees that it shall (i) achieve the employment goals as set forth in Exhibit C by retaining existing or hiring Full-time Employees to obtain the Grant set forth herein or (ii) repay a portion of the Grant as set forth in Exhibit C.

(b)	For purposes of this Agreement, a Full-time Employee shall mean (i) a full-time, regular, private-sector employee, consistent with the requirements of the Empire Zone Program, who is hired to work for the Project Location for a minimum of thirty-five hours per week for not less than four consecutive weeks and who is entitled to receive the usual and customary fringe benefits extended by Grantee (or its subsidiary) to other employees with comparable rank and duties; or (ii) two part-time, regular, private-sector employees, who have worked at the Project Location for a combined minimum of thirty-five hours per week for not less than four consecutive weeks and who are entitled to receive the usual and customary fringe benefits (if any) extended by Grantee (or its subsidiary) to other part-time employees with comparable rank and duties.

(c)	Grantee, beginning with the first year following the year in which grant funds are first disbursed to Grantee, shall submit, by February 1 of each year during the term of this Agreement, the Employment Reporting Form attached hereto as Exhibit H, indicating the average number of Grantee’s Full-time Employees for the 12 month period ending as of December 31 of the prior year. Full-time Employee Count, for each calendar year during the term of this Agreement, shall mean the greater of (i) the average number of Full-time Employees for the prior calendar year, computed by adding the number of Full-time Employees as of the Grantee’s last payroll date in the months of March, June, September and December and dividing that sum by 4, or (ii) the number of Full-time Employees as of the Grantee’s last payroll date in December of such year.

3. Conditions Precedent

A. Infrastructure Improvements

(a) ESDC or the Luther Forest Technology Development Corporation shall coordinate, expedite and enable the various applicable entities to facilitate the implementation of the infrastructure improvements necessary to fully support the “construction start,” “ready for occupancy” and “start of production” project milestones set forth in Exhibit M. All costs associated with such infrastructure improvements shall be the responsibility of the various applicable entities other than the Grantee including, but not limited to federal, state and local governments.

(b) ESDC or the Luther Forest Technology Development Corporation shall provide, or cause to be provided, to the Grantee documentation on the temporary and permanent infrastructure improvements outlining both the financial and project plans for the implementation of such, necessary for the Grantee to meet the terms of this Grant Disbursement Agreement.

(c) Notwithstanding the foregoing although ESDC will endeavor to accomplish the tasks set forth in this section A, such endeavor is not a covenant and any failure by ESDC related to such endeavor shall not be actionable as a default under this Agreement or constitute a breach of any obligation to Grantee. AMD shall be a third party beneficiary of any agreement or memorandum of understanding relating to the construction and funding of the infrastructure improvements.

B. Condition Precedent to Grantee Notification to ESDC to issue Bonds or otherwise fund the Project within ninety (90) days. ESDC shall not issue bonds or otherwise fund the Project until it receives a notice from Grantee requesting available funds within ninety (90) days (the “Notification”).

C. Conditions Precedent to ESDC’s Obligation to issue Bonds. If the Notification is not received by July 31, 2009 this Agreement shall be deemed terminated without penalty. Upon receipt of the Notification ESDC shall issue bonds or otherwise obtain funds necessary to permit the funding of the Project within ninety (90) days of the date of the Notification.

D. Conditions Precedent to Grantee’s Obligation to Commence Incurring Eligible Expenses and the Parties Becoming Fully Obligated under this Agreement. Only after Notification and once ESDC has sufficient funds to finance the commencement of the Project from dedicated bond proceeds, or otherwise, shall obligations under this Agreement be in full force and effect including Grantee’s obligation to commence and expend funds to undertake the Project within seven months of the date the Notification was received. If Grantee breaches this obligation, such action shall be deemed a breach of a covenant entitling ESDC to seek reimbursement of actual costs including recouping all ESDC bond issuance fees, such costs not to exceed two percent (2%) of the par amount plus any premium of the issued bonds.

E. Conditions Precedent to Disbursement of the Grant. No grant funds shall be disbursed unless the Grantee is in compliance with the terms and conditions of this Agreement, including, but not limited to, Exhibit E (Disbursement Terms), and the following conditions have been satisfied.

(a)	If the Grant Amount exceeds $100,000, or if, as described in Exhibit A, it is expected that there will be additional grants that in the aggregate exceed $100,000, ESDC has received an opinion of Grantee’s counsel, in substantially the form appended to this Agreement as Exhibit D.

(b)	ESDC has received reimbursement for an application fee and hearing expenses set forth in Exhibit E.

(c)	There has been no material adverse change in the financial condition of the Grantee since the date of submission of its application to ESDC.

4. Disbursement and Recapture Terms

Subject to the terms and conditions contained in this Agreement, ESDC shall disburse the Grant to the Grantee as follows:

(a)	ESDC shall reimburse the Grantee for Project expenditures for Eligible Costs incurred by the Grantee as set forth in Exhibit E to this Agreement.

(b)	In no event will ESDC make any payment which would cause ESDC’s aggregate disbursements to exceed the Grant Amount.

(c)	The Grant, or a portion thereof, may be subject to recapture by ESDC as provided in Exhibit C.

5. Non Discrimination and Affirmative Action

It is the policy of the State of New York and ESDC, to comply with all federal, State and local laws, policies, orders, rules and regulations which prohibit unlawful discrimination because of race, creed, color, national origin, sex, sexual orientation, age, disability or marital status, and ensure that Minority and Women-owned Business Enterprises (M/WBDs), Minority Group Members and women share in the economic opportunities generated by ESDC’s participation in projects or initiatives, and/or the use of ESDC funds. The Grantee will comply with the Non-Discrimination and Affirmative Action policies set forth in Exhibit G to this Agreement.

6. No Liability

(a) To the extent permitted by law, Grantee hereby indemnifies and saves harmless, ESDC, UDC and their respective agents, officials, officers, employees and directors (herein collectively called the “Indemnitees”) from and against any and all liability, suits, obligations, fines, loss, damages, penalties, claims, costs, charges, interest, judgments and liens arising out of, and any and all costs and expenses (including, but not limited to, reasonable attorney’s fees and disbursements and compensatory, consequential and/or proximate damages) arising out of, or incurred in connection with, and all claims, demands, suits, actions or proceedings which may be made or brought by a third party against any of the Indemnitees for or in relation to any injuries, including death at any time resulting there from, sustained by any person or persons, or on account of damage to or loss of tangible property, through theft or otherwise, except when and to the extent due to the negligence, willful misconduct of, or breach of applicable laws by, the Indemnitees, to the extent the same arises out of or in consequence of:

(i) construction of the Improvements or any other work or thing done in, on or about the Premises or any part thereof;

(ii) any use, non-use, possession, occupation, alteration, repair, condition, operation, maintenance or management of the Premises or any part hereof or of any street, alley, sidewalk, curb, vault, passageway or space comprising a part thereof or adjacent thereto relating to the Project;

(iii) any negligence on the part of Grantee, the Architect, the Construction Manager, any contractor or any subcontractor employed in connection with the Improvements or any of its or their respective agents, contractors, servants, employees, licenses or invitees; and

(iv) any accident, injury (including death) or damage to any person or property occurring in, on or about the Premises or any part thereof or in, on or about any street, alley, sidewalk, curb, vault, passageway or space adjacent thereto relating to the Project.

(v) any failure on the part of Grantee to keep, observe and perform any of the terms, covenants, agreements, provisions, conditions or limitations contained in this Agreement, or other contracts and agreements affecting the Premises or relating to the Improvements, on Grantee’s part to be kept, observed or performed.

ESDC shall not in any event whatsoever be liable for any injury or damage to any property or to any person happening on, in or about the Premises or its appurtenances, or for any injury or damage to the Premises or to any property belonging to Grantee or any other person which may arise from any cause whatsoever, other than by reason of its negligence, willful misconduct or breach of applicable laws.

(b) If any claim, action or proceeding is made on or brought against any of the Indemnitees by reason of any event to which reference is made in Section (a) of this Section 6, then upon demand by ESDC and subject to the provisions of subsection 6(e) below Grantee, at its sole cost and expense, shall resist or defend such claim, action or proceeding in ESDC’s name, if necessary, by the attorneys for Grantee’s insurance carrier (if such claim, action or proceeding is covered by insurance) or otherwise by such attorneys as Grantee shall select subject to the approval of ESDC, which approval shall not be withheld or delayed unreasonably.

(c) To the extent permitted by law, Grantee hereby indemnifies and saves harmless the State of New York (“State”) and its respective agents, officials, officers, employees and directors (herein collectively called the “Indemnitees” for the purposes of this paragraph (c)) from and against any and all liability, suits, obligations, fines, loss, damages, penalties, claims, costs, charges, interest, judgments and liens arising out of, and any and all costs and expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) arising out of, or incurred in connection with, any and all claims, demands, suits, actions or proceedings brought by a third party against any of the Indemnitees for or in relation to any injuries, including death at any time resulting therefrom, sustained by any person or persons, or on account of damage to or loss of tangible property, through theft or otherwise, except when and to the extent due to the negligence , willful misconduct or breach of applicable laws of the Indemnitees, to the extent the same arises out of or in consequence of:

(i) construction of the Improvements or any other work or thing done in, on or about the Premises or any part thereof in furtherance of the construction of the Improvements;

(ii) any negligence in the design, management or construction of the Improvements on the part of Grantee, the Architect, the Construction Manager, any contractor or any subcontractor employed in connection with the Improvements or any of its or their respective agents, contractors, servants, employees, licenses or invitees;

(iii) any accident, injury (including death) or damage to any person or property occurring in, on or about the Premises or any part thereof or in, on or about any street, alley, sidewalk, curb, vault, passageway or space adjacent thereto resulting from or arising out of the construction of the Improvements; and

(d) If any claim, action or proceeding is made on or brought against any of the Indemnitees for which Grantee is obligated to indemnify such Indemnity under Section (c) of this Section 6, then upon demand by ESDC or the State and subject to the provisions of subsection 6(e) below, Grantee, at its sole cost and expense, shall resist or defend such claim, action or proceeding in ESDC’s or the State’s name, if necessary, by the attorneys for Grantee’s insurance carrier (if such claim, action or proceeding is covered by insurance) or otherwise by such attorneys as Grantee shall select subject to the approval of ESDC or the State, which approval shall not be withheld or delayed unreasonably.

(e) If any claim, action or proceeding is filed for which indemnity is required hereunder, the indemnifying party’s obligations shall be contingent upon the following: i) the party requesting indemnification providing prompt written notice of the claim to the indemnifying party; ii) the party requesting indemnification granting the indemnifying party control over the defense and/or settlement of the claim (provided that the indemnifying party shall provide to the indemnified party notice and reasonable approval of the terms of any settlement); and iii) the party requesting indemnification shall reasonably cooperate, at the indemnifying party’s expense, in the defense of the claim.

7. A. Representations and Warranties of the Grantee

The Grantee represents and warrants that:

(a) It is a for-profit corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the laws of each other jurisdiction in which such qualification is required except ministerial non-compliance that would not have a material adverse effect on Grantee’s ability to conduct its operations in such other jurisdiction and shall maintain its corporate existence in good standing in each such jurisdiction; it has full power and authority to consummate the transactions contemplated hereby; it is and will be the owner of the Improvements in its own right, and no party other than the Grantee or the Saratoga Industrial Development Agency has or will have any beneficial or equitable right, title or interest in the Premises other than Permitted Encumbrances.

(b) The General Project Plan set forth in Exhibit A, accurately describes the Grantee’s plans and purposes for the development, use and financing of the Project and Project Improvements, and the Grantee warrants that the future development, use and financing of the Project and Improvements shall comply with the General Project Plan as the same may be amended, subject to approval of ESDC.

(c) As of the date of this Agreement, there is no action, suit or other proceedings pending or, to the knowledge of Grantee, threatened against Grantee or any of its property before any court or by or before any Governmental Authority ( the “Action”) which has been identified in any audit opinion prepared by Grantee’s public auditor. In the event an Action has been identified, Grantee shall disclose same to ESDC and provide any reasonably related documentation related to the Action. ESDC shall determine whether the Action, if adversely determined, would have a material and adverse effect on the financial condition or operation of Grantee that would materially adversely affect Grantee’s ability to enter into and/or to perform any of its material obligations under this Agreement. ESDC shall also determine whether to waive compliance with this covenant with respect to the Action as of the date of this Agreement and in conjunction with any Request for Disbursement.

(d) The consummation of the transactions contemplated hereby and performance of this Agreement (i) will not result in any breach of, or constitute a default under, any indenture, mortgage, deed of trust, lease, bank loan or credit agreement, or any other agreement, corporate charter, by-laws or other instrument to which Grantee is a party or by which it may be bound or affected, and (ii) will not result in or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by Grantee; provided however, nothing contained in this Agreement shall prohibit any mortgage, security interest, or other charge or encumbrance upon or with respect to Grantee’s interest in the Premises or the Improvements and further provided that Grantee notify ESDC ten (10) business days in advance of the imposition of such encumbrance and that such encumbrance does not materially and adversely affect the Project.

(e) There is no Event of Default that has occurred after written notification hereunder or circumstance which, with notice or the passage of time or both, would constitute an Event of Default hereunder.

(f) Upon Grantee acquiring title, Grantee will have good and marketable title to the Premises, free and clear of liens and encumbrances, other than Permitted Encumbrances, collateralization and except for those approved by ESDC in writing, it being understood that no Event of Default shall result from any defect of title disclosed to ESDC in writing prior to execution and delivery of this Agreement so long as such defect does not and will not interfere with the use and operation of the Premises as contemplated hereby.

(g) The information contained in the final, signed application submitted by the Grantee in connection with the Project and the Grant, as such application may have been amended or supplemented (the “Application”), is incorporated herein by reference in its entirety. In the event of an inconsistency between the descriptions, conditions, and terms of this Agreement and those contained in the Application, the provisions of this Agreement shall govern. The Grantee hereby acknowledges that ESDC has relied on the statements and representations made by the Grantee in the Application in making the Grant. The Grantee hereby represents and warrants as of the date hereof, the Application does not contain a material misstatement or omission of fact in the Application or otherwise in connection with the Grant and, except as otherwise disclosed to ESDC, there has been no adverse material change in the financial condition of Grantee from the date of submission of the Application to the date hereof and that all other information contained in the Application continues on the date hereof to be materially correct and complete.

(h) The relationship of the Grantee (including, for purposes of this paragraph, its officers, employees, agents and representatives) to ESDC arising out of this Agreement shall be that of an independent contractor. The Grantee covenants and agrees that it will conduct itself in a manner consistent with such status, that it will neither hold itself out as, nor claim to be, an officer, employee, agent or representative of ESDC or the State by reason hereof, and that it will not by reason thereof, make any claim, demand or application for any right or privilege applicable to an officer, employee, agent or representative of ESDC or the State, including without limitation, worker’s compensation coverage, unemployment insurance benefits, social security coverage or retirement membership or credit.

(i) Neither the Grantee nor any of the members of its Board of Directors or other governing body or to Grantee’s knowledge its employees have given anything of value to influence any official act or the judgment of any person in the award of the Grant or the performance of any of the terms of this Agreement.

7. B. Covenants of Grantee

(1) Except with respect to the Saratoga County Industrial Development Agency, or as otherwise provided herein, Grantee shall not sell, transfer, assign or convey its interest in the Premises or any part thereof or any interest therein (including entering into any lease or occupancy agreement), nor assign this Agreement, nor shall it further encumber, alienate, hypothecate, grant a security interest in or grant any other interest whatsoever in the Premises or any part thereof or interest therein in any way whatsoever, without the prior written consent of ESDC, which consent shall not be unreasonably withheld.

(2) Grantee shall comply with all Requirements. Grantee reserves the right to challenge any Requirement in an administrative forum or court of law.

(3) Grantee shall permit ESDC and its representatives to inspect the Premises from time to time, subject to such reasonable restrictions on entry and access to the Premises as may be required. Grantee shall cooperate with ESDC and will use its reasonable efforts to cause the Construction Manager and Architect to cooperate with ESDC as to matters concerning ESDC and/or Grantee hereunder. Until 120 days after Final Disbursement, Grantee shall also provide ESDC with appropriate space at the job site with a desk, telephone, heat and air conditioning reasonably satisfactory to ESDC.

(4) Grantee shall substantially complete the construction of the Improvements in accordance with the final plans and specifications for the Improvements prepared by the Architect and approved in writing by ESDC, not to be unreasonably withheld, (such plans and specifications, as the same may be changed from time to time, being referred to herein as the “Plans and Specifications”), and in accordance with all Requirements and with the Design and Construction Requirements attached hereto as Exhibit B, and cause the Completion Date to occur on or before December 31, 2014, subject to Unavoidable Delay. Prior to commencement of construction Grantee and the Architect shall notify ESDC in writing that its Plans and Specifications remain in conformity with the State Environmental Quality Review Act. The Improvements shall be completed free and clear of liens or claims for liens for material supplied and for labor or services performed in connection with the construction of the Improvements or otherwise.

(5) Grantee shall deliver to ESDC within a reasonable timeframe copies of any contracts, bills of sale, statements, receipted vouchers or agreements reasonably related to disbursements for Improvements ESDC is funding and under which Grantee claims title to any equipment or to any materials, fixtures or articles incorporated in the Improvements. Such request shall not delay any request for grant disbursement or payment.

(6) Grantee, upon demand of ESDC, shall correct any substantial defect in the Improvements (structural or otherwise) or any substantial or material departure from the Plans and Specifications unless such departure was previously submitted to or approved by ESDC; and no disbursement of any ESDC funds shall constitute a waiver of ESDC’s right to require compliance with this covenant with respect to any such defects or departures from the Plans and Specifications.

(7)  (a) Grantee shall provide copies of the Construction Management Agreements with the Construction Manager and the Architect’s Agreement with the Architect, or if elected by the Grantee, the Design/Build Agreement all redacted to exclude and protect Grantee’s proprietary, confidential, and/or trade secret information.

(b) With respect to construction of the Improvements:

(i) A. Except as otherwise approved by ESDC, Grantee shall withhold with respect to the Grant (Capital), as retainage, at least five percent (5%) of each payment otherwise due under all contracts regarding the Building and site improvements, which retainage shall be paid to the appropriate contractors upon completion of the Building and site improvements.

B. Except as otherwise approved by ESDC, Grantee shall withhold with respect to the Grant (Research and Development), as retainage, at least five percent (5%) of each payment otherwise due all Contractors regarding the equipment purchase and installation portion of the Grant. This retainage shall be paid by ESDC upon Grantee’s written certification that the equipment has been successfully installed.

(ii) Grantee shall provide the ESDC with proof that any separate prime contractor has secured the appropriate insurance required pursuant to Exhibit I of this Agreement. Grantee reserves the right to implement an owner or contractor controlled insurance program which meets the requirements set forth in Exhibit I; and

(iii) Grantee shall ensure that the Construction Management Agreement and the Architect’s Agreement provide that the Construction Managers and Architect, as applicable, shall look to Grantee as their sole source of recovery if not paid and may not make any claim against ESDC under any circumstances.

(8) Grantee has approved the Project Costs and Financing Sources (II) of the General Project Plan incorporated herein by reference.

(9) Grantee shall maintain its business operations at the Premises and ensure that the Improvements are used for purposes consistent with the General Project Plan for a minimum of 7 years after the date full employment is first obtained. In the event Grantee receives any condemnation proceeds as a result of a taking of the Premises funded by ESDC disbursements, or a portion thereof, or any insurance proceeds resulting from a casualty claim related to the Improvements funded by ESDC disbursements, it shall immediately remit to ESDC such proceeds up to the Grant amount in repayment thereof unless such proceeds are applied to restoration of the Improvements.

(10) Grantee shall complete the Improvements regardless of whether ESDC funds disbursed or to be disbursed are sufficient to cover the costs of construction of the Improvements and Grantee shall be solely responsible for all Cost Overruns. However, in the event that ESDC determines, at any time, that a Cost Overrun exists, Grantee, subject to the approval of ESDC, not to be unreasonably withheld, may reduce the scope of services for the Project.

(11) The Grant shall be used solely for Project expenses for Eligible Costs in accordance with the terms and conditions of this Agreement.

(12) Prior to the Completion Date or the Final Disbursement Grantee has contributed Five Hundred Million Dollars of the capital cost for the Project.

8. Default and Remedies

After written notification by ESDC and an opportunity to cure by Grantee of not less than sixty (60) days thereafter, each of the following shall constitute an Event of Default by the Grantee under this Agreement.

(a) If at any time any representation or warranty made by Grantee herein proves to be incorrect in any material respect when made;

(b) Failure to comply with any request for information reasonably made by ESDC to determine compliance By the Grantee with the terms of this Agreement.

(c) If Grantee shall fail to observe or perform any of the terms, conditions, covenants or agreements contained in this Agreement including the Employment Goals set forth in Exhibit C and such failure shall continue after written notice thereof by ESDC to Grantee specifying such failure unless such failure required work to be performed, acts to be done, or conditions to be removed which cannot by their nature reasonably be performed done or removed, as the case may be, provided Grantee shall have commenced curing the same and shall prosecute the same to completion and provided further that ESDC may withhold any disbursements during any such cure period but shall make such withheld disbursement upon such cure.

(d) A default beyond any applicable grace period by the Grantee, or any entity which Grantee directly or indirectly controls, is controlled by or is under common control with, under any other agreement with ESDC.

(e) If the Completion Date, in the reasonable judgment of ESDC, has not occurred on or before December 31, 2014 subject to Unavoidable Delay;

(f) If the design and construction of the Improvements has not been carried on with reasonable dispatch or at any time discontinued for a period of sixty (60) days, and Grantee shall fail to provide an affidavit on a quarterly basis stating the estimated period of discontinuance and the reasonable and adequate reasons therefore (such as lack of need for capacity).

(f) If, at any time, Grantee fails to pay or cause to be paid the Construction Manager any undisputed sums owing to them for which a disbursement has been made to Grantee pursuant to a Request for Disbursement, within thirty (30) Business Days after receipt of such sums;

(g) If the Premises, or substantially all of the Premises is sold, conveyed, assigned or transferred without consent of ESDC, which in the case of such a transfer to a wholly owned subsidiary shall not be unreasonably withheld.

(h) If Grantee shall admit, in writing, that it is unable to pay its debts as such become due;

(i) If Grantee shall make an assignment for the benefit of creditors;

(j) If Grantee shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation dissolution or similar relief under the present or any future federal bankruptcy code or any other present or future applicable federal, state or other statute or law, or shall seek or consent to or acquiesce in or suffer the appointment of any trustee, receiver or liquidator of Grantee or of all or any substantial part of its properties;

(k) If within sixty (60) days after the commencement of any proceeding against Grantee seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or future applicable federal, state or other statute or law, such proceeding shall not have been dismissed, or if, within sixty (60) days after the appointment, without the consent or acquiescence of Grantee of any trustee, receiver or liquidator of Grantee or of all or any substantial part of its properties or any interest of Grantee therein, such appointment shall not have been vacated or stayed in appeal or otherwise, or if, within thirty (30) days after the expiration of any such stay, such appointment shall not have been vacated;

(l) If Grantee does not notify ESDC of an abandonment of the Project within sixty (60) days of such abandonment.

(2) Upon the occurrence of an Event of Default, ESDC shall have the right to terminate this Agreement following a written notice to Grantee setting forth the Event of Default and a sixty (60) day written period from receipt of such notice in which Grantee may cure said Event of Default and such Event of Default is not cured to ESDC’s satisfaction at the end of such period. Upon any such termination, ESDC may withhold any portion of the Grant not yet disbursed and require repayment of Grant proceeds disbursed to the Grantee in accordance with Exhibit C of this Agreement. If any portion of the Grant had previously been released based upon fraudulent representations, ESDC may require repayment of those funds. ESDC shall be entitled to exercise any other rights and seek any other remedies provided by law.

9. Term

The term of this Agreement shall commence on the date hereof and expire after the disbursement of the Grant on the Expiration Date unless terminated earlier in accordance with Section 8 or terminated earlier after the Completion Date and the expiration of seven (7) full calendar years after the date the Employment Goals are attained. Notwithstanding the foregoing, the term of this Agreement shall be extended, if applicable, for the seven (7) full calendar years after the date the Employment Goals are attained.

10. Books and Records; Project Audit

(a)	The Grantee will maintain accurate books and records concerning the Project for the term of this Agreement and for three (3) years from the expiration or earlier termination of this Agreement and will make those books and records available to ESDC, its agents, officers and employees and the Office of the State Comptroller during Grantee’s business hours upon reasonable request.

(b)	ESDC shall have the right, upon reasonable notice, to conduct, or cause to be conducted, one or more audits, including field inspections, of the Grantee to assure that the Grantee is in compliance with this Agreement. This right to audit shall continue for three (3) years following the expiration or earlier termination of this Agreement.

11. Survival of Provisions

The provisions of Sections 6 and 10 shall survive the expiration or earlier termination of this Agreement.

12. Notices

Each notice, demand, request or other communication required or otherwise permitted hereunder shall be in writing and shall be effective upon receipt if personally delivered or sent by any overnight service or 3 days after dispatch by certified mail, return receipt requested, to the addresses set forth above.

13. No Assignment

The Grantee may not assign or transfer this Agreement or any of its rights hereunder, except upon written approval by ESDC, which in the case of a transfer to a wholly owned subsidiary shall not be unreasonably withheld or delayed.

14. Modification

This Agreement may be modified only by a written instrument executed by the party against whom enforcement of such modification is sought.

15. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Agreement shall be construed without the aid of any presumption or other rule of law regarding construction against the party drafting this Agreement or any part of it. In case any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such provision(s) had never been contained herein. In the event of a conflict between the Directors’ materials attached hereto as Exhibit A and any other term or condition of this Agreement, then the term or condition of this Agreement shall govern.

16. Confidentiality of Information

Information contained in reports made to ESDC or otherwise obtained by ESDC relating to trade secrets, operations and commercial or financial information, including but not limited to the nature, amount or source of income, profits, losses, financial condition, marketing plans, manufacturing processes, production costs, productivity rates, or customer lists, provided that such information is clearly marked “Confidential” by the Grantee, will be kept confidential by ESDC, to the extent such information is determined by ESDC to be exempt from public disclosure under the Freedom of Information Law and not otherwise required by law to be disclosed. ESDC will provide written notice to Grantee within ten (10) days of any Freedom of Information Law request or any earlier date the requested information is released and honor the treatment of proprietary materials all as set forth in a confidentiality agreement. Notwithstanding the foregoing, ESDC will not be liable for any information disclosed pursuant to the Freedom of Information Law or the applicable law, or which ESDC is required to disclose pursuant to legal process.

17. Special Provisions

The Grantee shall comply with the special provisions, if any, set forth in Exhibit I.

18. Cost and Expense of Negotiation

Each party shall bear its own costs and expenses in connection with all negotiations and other activities relating to the subject of this Agreement.

19. No Joint Venture

The relationship of the Grantee including, for purposes of this paragraph, its officers, employees, agents and representatives and ESDC arising out of this Agreement shall be that of independent contractors. The Grantee and ESDC each covenant and agree that it will conduct itself in a manner consistent with such status, that it will neither hold itself out as, nor claim to be, an officer, employee, agent or representative of the other by reason hereof, and that it will not by reason thereof, make any claim, demand or application for any right or privilege applicable to an officer, employee, agent or representative of the other, including without limitation, worker’s compensation coverage, unemployment insurance benefits, social security coverage or retirement membership or credit.

20. Local Hiring

Grantee, to the extent it deems practicable and to the extent permitted by law, shall hire, shall use and shall contract with, or shall use its best efforts to hire, to use and to contract with, construction firms, contractors and manufacturing and industrial firms whose principal place of business is located in the State of New York.

21. General

(1) No disbursement of the Grant shall constitute an approval or acceptance by ESDC of the work theretofore done or a waiver of any of the conditions of ESDC’s obligation to make further disbursements.

(2) Upon request of ESDC, Grantee shall furnish and install a project sign, designed and with such text as shall be agreed to by ESDC and Grantee, at a location on the Premises satisfactory to ESDC. Grantee also shall extend to ESDC and any of its designees the privilege of participating in opening ceremonies to be held at such time and in such manner as ESDC and Grantee shall mutually agree.

(3) All conditions of the obligations of ESDC to make disbursements hereunder are imposed solely and exclusively for the benefit of ESDC and Grantee and their assigns, and no other person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that ESDC will refuse to make disbursements in the absence of strict compliance with any or all thereof; and under no circumstances shall any other person be deemed to be a beneficiary of such conditions, and any term or condition obligating Grantee may be freely waived in whole or in part by ESDC at any time, in its sole discretion, if it deems it advisable to do so.

(4) No right or remedy conferred upon ESDC in this Agreement is intended to be exclusive of any other right or remedy contained in this Agreement, and every such remedy shall be cumulative and shall be in addition to every other right or remedy contained in this Agreement or now or hereafter available to ESDC at law, in equity, by statute or otherwise.

(5) The provisions and covenants of this Agreement shall be binding upon the Parties and shall inure to the benefit of the Parties.

(6) Grantee acknowledges that ESDC expects to issue bonds for the purpose of obtaining funds with which to make the Grant or otherwise fund the Project, Grantee agrees to cooperate with ESDC by taking such actions as ESDC shall reasonably request, including amending this Grant Disbursement Agreement, in order to ensure conformance with the Debt Reform Act of 2000, the terms of any bonds financing the Project, and other Requirements. ESDC will endeavor to ensure that the terms of any bonds financing the Project are consistent with all terms of this Agreement. The parties will cooperate and consult with one another with respect to the terms, amount and use of any such bonds.

(7) As of the date of this Agreement, ESDC has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(8) As of this date, this Agreement was duly authorized, executed and delivered by the ESDC and is binding and enforceable against ESDC in accordance with its terms.

(9) As of this date of this Agreement, there are no actions, suits or proceedings initiated against or, to the knowledge of ESDC, threatened against, or affecting ESDC before any court, governmental entity or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties or business of the ESDC, except as may have been disclosed in writing to Grantee.

This Agreement is entered into as of the latest date written below:

NEW YORK STATE URBAN DEVELOPMENT CORPORATION
d/b/a EMPIRE STATE DEVELOPMENT CORPORATION

/s/ Douglas Wehrle
(Signature) Douglas Wehrle, Senior Vice President, Loans and Grants

December 22, 2006
(date)

Advanced Micro Devices, Inc.

/s/ Daryl Ostrander
(Signature)

Daryl Ostrander, Senior Vice President
(Printed name and title)

December 22, 2006
(date)